Exhibit 99.1

FOR RELEASE ON FEBRUARY 19, 2015 AT 4:01 PM ET

TESARO ANNOUNCES FOURTH-QUARTER 2014 OPERATING RESULTS

•                  Enrollment in niraparib NOVA non-gBRCA cohort on track to complete during Q1 2015

•                  New QUADRA trial of niraparib for the treatment of ovarian cancer to begin in Q1 2015

•                  U.S. FDA PDUFA action date for oral rolapitant is September 5, 2015

•                  Cash and cash equivalents totaled approximately $257 Million as of December 31, 2014

WALTHAM, MA, February 19, 2015 — TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, today reported financial results for fourth-quarter and full-year 2014 and provided an update on the Company’s pipeline programs.

“TESARO continues to make significant progress in advancing its pipeline of product candidates and in preparing for a commercial launch of rolapitant in the U.S. during the fourth quarter of 2015,” said Lonnie Moulder, CEO of TESARO. “We are committed to improving the treatment options for women with ovarian cancer and, as such, we are executing a comprehensive development program that includes patients, regardless of germline-BRCA mutation status, in both the treatment and maintenance settings. We continue to receive positive feedback from investigators regarding the breadth and potential of the niraparib program, and we look forward to initiating our QUADRA study for the treatment of patients with recurrent ovarian cancer this quarter. We also remain on track to complete enrollment of the non-germline BRCA cohort of patients within our Phase 3 NOVA trial during this quarter, and we expect the first data from NOVA to become available in 2015.”

Recent Business Highlights

•                  The New Drug Application (NDA) for oral rolapitant is under review by the U.S. Food and Drug Administration (FDA), with a PDUFA goal date of September 5, 2015.

•                  A clinical trial is ongoing to compare the plasma exposure of the intravenous (IV) and oral formulations of rolapitant.

•                  Preparations are ongoing to initiate a new trial of niraparib (QUADRA) in patients with ovarian cancer who have received three or more prior lines of prior chemotherapy. Endpoints will include objective response rate (ORR) and duration of response for the entire population, as well as platinum sensitive, platinum resistant, germline BRCA and homologous recombination deficiency (HRD) patient subsets.  This trial is anticipated to initiate during the first quarter of 2015.

•                  A strategy to incorporate a prospectively-defined biomarker (HRD) into the ongoing NOVA trial has been defined with FDA, and an HRD assay will be used to analyze tumor samples from patients who enroll in the niraparib ovarian clinical program.

•                  Patient enrollment continues in the Phase 3 BRAVO trial of niraparib, and planning continues to support initiation of additional clinical trials of niraparib in the small cell lung cancer and ovarian cancer settings.

•                  Patient enrollment continues in the Phase 1 study of niraparib plus temozolomide in patients with Ewing’s sarcoma.

•                  The clinical activity of a fractionated dose of TSR-011 continues to be evaluated in ALK-positive and TRK-positive patients, and a controlled release formulation is now available for evaluation in the ongoing Phase 1 study.

•                  Preclinical studies of TSR-042 (our anti-PD-1 antibody candidate) and our clinical antibody candidates targeting TIM-3 and LAG-3 are underway in collaboration with AnaptysBio.

Fourth-Quarter 2014 Financial Results

•                  TESARO reported a net loss of $47.9 million, or $1.33 per share, for the fourth quarter of 2014, compared to a net loss of $23.3 million, or $0.72 per share, for the fourth quarter of 2013.

•                  Research and development expenses increased to $29.8 million for the fourth quarter of 2014, compared to $18.9 million for the fourth quarter of 2013, driven primarily by higher costs related to expanded development activities and increased headcount.

•                  General and administrative expenses increased to $7.4 million for the fourth quarter of 2014, compared to $4.5 million for the fourth quarter of 2013, primarily related to increased headcount, higher professional service fees and pre-launch commercial activities in support of oral rolapitant.

•                  Acquired in-process research and development expenses totaled $7.0 million for the fourth quarter of 2014 and included a milestone payment related to rolapitant and an upfront payment related to our immuno-oncology portfolio.

•                  Operating expenses as described above include total non-cash stock-based compensation expense of $3.1 million for the fourth quarter of 2014, compared to $2.7 million for the fourth quarter of 2013.

•                  Net interest expense increased to $3.7 million for the fourth quarter of 2014, primarily due to the accrual of interest payable and the amortization of the debt discount associated with the convertible notes issued in September 2014.

•                  As of December 31, 2014, TESARO had approximately $256.9 million in cash and cash equivalents and approximately 36.1 million outstanding shares of common stock.  TESARO continues to expect average cash utilization to be in the low-$40 million range per quarter during the first half of 2015.

Full-Year 2014 Financial Results

•                  TESARO reported a net loss of $171.0 million, or $4.79 per share, for 2014, compared to a net loss of $92.4 million, or $2.93 per share, for 2013.

•                 Research and development expenses increased to $118.4 million for 2014, compared to $75.7 million for 2013, driven primarily by higher costs related to our expanded development activities.

•                  Acquired in-process research and development expenses totaled $24.9 million for 2014 and included milestone and upfront payments related to rolapitant, niraparib, and our immuno-oncology portfolio, compared to $1.9 million for 2013, which included a milestone payment related to niraparib.

•                  General and administrative expenses increased to $23.9 million for 2014, compared to $14.8 million for 2013, primarily related to increased headcount, higher professional service fees and pre-launch commercial activities in support of oral rolapitant.

•                  Operating expenses as described above include total non-cash stock-based compensation expense of $11.7 million for 2014, compared to $7.8 million in 2013.

•                  Net interest expense increased to $3.8 million for 2014, primarily due to the accrual of interest payable and the amortization of the debt discount associated with the convertible notes issued in September 2014.

Corporate Objectives

TESARO anticipates achieving the following key objectives:

•                  Continue commercial preparations in support of the potential U.S. launch of rolapitant in Q4 2015, pending regulatory approval;

•                  Initiate an additional supportive safety study of IV rolapitant during Q1 2015;

•                  Complete the study comparing the bioequivalence of oral rolapitant to IV rolapitant in mid-2015;

•                  Submit the NDA for IV rolapitant following regulatory approval of oral rolapitant;

•                  Finish enrollment of the expanded non-germline BRCA cohort within the Phase 3 NOVA trial of niraparib during Q1 2015;

•                  Initiate the QUADRA trial of niraparib as a treatment for patients with ovarian cancer who have received three or more prior lines of therapy during Q1 2015;

•                  Report initial data from the Phase 3 NOVA trial of niraparib during 2015;

•                  Continue to enroll the Phase 3 BRAVO trial of niraparib in breast cancer patients with germline BRCA mutations throughout 2015;

•                  Initiate trials of niraparib in first line ovarian cancer maintenance (PRIMA) and small cell lung cancer in 2H 2015;

•                  Evaluate the clinical activity of a controlled release formulation of TSR-011 within the ongoing Phase 1 study;

•                  Advance the development of TSR-042 (anti-PD-1 antibody) to support submission of an Investigational New Drug (IND) application to the U.S. FDA in late 2015; and

•                 Advance the IND enabling studies for the anti-TIM-3 and anti-LAG-3 clinical candidates.

Today’s Conference Call and Webcast

TESARO will host a conference call to discuss the Company’s fourth quarter operating results today at 4:15 p.m. Eastern time. The accompanying slide presentation and live webcast of the conference call can be accessed by visiting the TESARO website at www.tesarobio.com. The call can be accessed by dialing (877) 853-5334 (U.S. and Canada) or (970) 315-0307 (international). A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

Investor/Media Contact:

Jennifer Davis

Sr. Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward looking statements contained in this press release include, among others, statements regarding our plans regarding future clinical trials with niraparib, the estimated time periods when we expect clinical trials to commence or be completed and statements regarding our expectations about the timing of both the selection of clinical candidates from our immune-oncology programs and the commencement of clinical testing for those candidates. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our research and pre-clinical development programs, clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, patient accrual rates for clinical trials, certain expenditures and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

TESARO, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2014	2013	2014

Expenses:
Research and development (1)	$18,882	$29,814	$75,725	$118,425
General and administrative (1)	4,465	7,397	14,780	23,935
Acquired in-process research and development	—	7,000	1,940	24,900
Total expenses	23,347	44,211	92,445	167,260
Loss from operations	(23,347)	(44,211)	(92,445)	(167,260)
Interest income (expense), net	7	(3,724)	83	(3,752)
Net loss	$(23,340)	$(47,935)	$(92,362)	$(171,012)

Net loss per share applicable to common stockholders - basic and diluted	$(0.72)	$(1.33)	$(2.93)	$(4.79)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	32,597	36,071	31,559	35,739

(1) Expenses include the following amounts of non-cash stock-based compensation expense:

Research and development	$655	$1,403	$2,034	$4,954
General and administrative	2,026	1,742	5,725	6,729

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2013	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$130,310	$256,861
Other current assets	4,029	1,735
Total current assets	134,339	258,596

Property and equipment, net	440	1,022
Other assets	799	4,284
Total assets	$135,578	$263,902

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,869	$6,089
Accrued expenses	10,541	16,750
Other current liabilities	13	1,526
Total current liabilities	12,423	24,365

Convertible notes, net	—	115,481
Other non-current liabilities	3	—
Total liabilities	12,426	139,846

Commitments and contingencies

Total stockholders’ equity	123,152	124,056
Total liabilities and stockholders’ equity	$135,578	$263,902

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